UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007 (May 31, 2007)

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 31, 2007, Plains Exploration & Production Company (“PXP”) closed the previously announced acquisition from Laramie Energy, LLC (“Laramie”) of oil & gas and midstream properties in the Piceance Basin of Colorado covering over 55,000 net acres, over 200 producing/productive wells, over 3,000 additional potential drilling locations, and 40 miles of pipeline and gathering systems. PXP paid $900 million in cash, issued 1 million shares of common stock and paid closing adjustments of approximately $58 million from the January 1, 2007 effective date to closing. PXP funded the acquisition primarily with borrowings under its bank credit facility.

The pro forma financial information required to be filed pursuant to Items 2.01 and 9.01 is set forth below under Item 9.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 31, 2007, PXP entered into an Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto (the “Amended Credit Agreement”), which amends and restates our five-year senior revolving credit facility which closed April 23, 2007 (the “Prior Credit Facility”). The aggregate commitments of the lenders under the Amended Credit Agreement are $1.3 billion and can be increased to $1.55 billion if certain conditions are met. The Amended Credit Agreement provides for an initial borrowing base of $1.3 billion and a conforming borrowing base of $1.15 billion, each of which will be redetermined on an annual basis, with us and the lenders each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors. The borrowing base will be automatically reduced to equal the conforming borrowing base on the earlier of (a) the first anniversary of the closing of the Laramie acquisition or (b) the date on which PXP issues additional senior notes permitted by the Amended Credit Agreement. Additionally, the Amended Credit Agreement contains a $150 million sub-limit on letters of credit and matures on April 23, 2012. The other terms and conditions of the Amended Credit Agreement are substantially the same as the Prior Credit Facility.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(a)(1) Financial statements of businesses acquired

(b)(1) Pro forma financial information

On May 31, 2007, PXP closed the previously announced acquisition from Laramie of oil & gas and midstream properties in the Piceance Basin of Colorado covering over 55,000 net acres, over 200 producing/productive wells, over 3,000 additional potential drilling locations, and 40 miles of pipeline and gathering systems. The historical financial information of Laramie and the pro forma financial information required to be filed pursuant to Items 2.01 and 9.01 of Form 8-K will be filed by amendment not later than 71 calendar days from the date this report was required to be filed.

(d)	Exhibits

Exhibit 4.1 —Amended and Restated Credit Agreement dated as of May 31, 2007, among Plains Exploration & Production Company, as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank as Administrative Agent.

Exhibit 99.1 —Press Release dated May 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: June 1, 2007	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer

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EXHIBIT INDEX

Exhibit 4.1	Amended and Restated Credit Agreement dated as of May 31, 2007, among Plains Exploration & Production Company, as borrower, each of the lenders that is a signatory thereto, and JPMorgan Chase Bank as Administrative Agent.

Exhibit 99.1	Press Release dated May 31, 2007.

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